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                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          LONG ISLAND LIGHTING COMPANY

                Under Section 807 of the Business Corporation Law


     Pursuant to Section 807 of the Business Corporation Law of the State of New York, the undersigned do hereby certify:

     1. The name of the Corporation is Long Island Lighting Company (the "Corporation").

     2. The Certificate of incorporation of the Corporation was filed in the office of the Secretary of State on December 31, 1910.

     3. Restated Certificates of Incorporation of the Corporation under Section 807 of the Business Corporation Law were filed by the Department of State on October 9, 1980 and November 22, 1993, respectively.

     4. The Restated Certificate of Incorporation of the Corporation, as amended and restated is further amended to: (i) eliminate the class of Preferred Stock and each series thereof and the class of Preference Stock all of which were redeemed by the Corporation or cancelled and convened into the right to receive cash or shares of another corporation pursuant to the merger of LIPA Acquisition Corp. with and into the Corporation, with the Corporation as the surviving corporation made effective on May 28, 1998 by the filing of the Certificate of Merger of LIPA Acquisition Corp. with and into the Corporation; (ii) reduce the number of shares of Common Stock of the Corporation which the Corporation is authorized to issue from one hundred and fifty-million (150,000,000) shares to one thousand (1,000) shares and to reduce to the par value of such Common Stock from five dollars ($5.00) per share to one dollar ($1.00) per share (iii) change the number of directors of the Corporation; (iv) restrict the distribution of the net earnings and assets of the corporation; (v) restrict the distribution of any post dissolution assets of the Corporation; (vi) Amend the provisions governing the Corporation's indemnification of directors, officers and other persons, and (vii) change the post office address to which the Secretary of State shall mail a copy of any service of process against the Corporation served upon the Secretary of State.

     5. The text of the Certificate of Incorporation of the Corporation, as amended and supplemented by all certificates heretofore filed pursuant to law, as now in force and effect,


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as further amended hereby, is hereby restated in a single certificate with such further amendments to said certificate incorporated herein.

     6. The entire text of the Restated Certificate of Incorporation of the Corporation, as amended and supplemented by all certificates heretofore filed pursuant to law, as further amended hereby, is hereby restated to read as follows:

     FIRST: The name of the Corporation is Long island Lighting Company.

     SECOND: The office of the Corporation is to be located in Uniondale, County of Nassau, State of New York.

     THlRD: The purposes of the Corporation shall be as follows:

     Manufacturing, using and supplying gas (herein defined, and intended throughout this Restated Certificate of Incorporation to include, gas, either manufactured, natural or mixed) and electricity, for producing light, heat or power, and in lighting streets, avenues, public parks and places, and public and private buildings, in the Counties of Suffolk, Nassau and Queens, in the State of New York.

     Engaging in any lawful act or activity for which corporations may be formed under the Business Corporation Law but not in any act or activity for which the consent or approval of any state department, official, board, agency or other body is required without such consent or approval first being obtained or which is not consistent with or permitted by the Long Island Power Authority Act.

     In furtherance of the foregoing purposes, the Corporation shall have the following powers:

     To manufacture, use, acquire, purchase, store, transport, sell and deal in gas and electricity.

     To manufacture, use, acquire, purchase, store, sell and deal in derivatives of gas or electricity; by-products of the manufacture, use and storage of gas or electricity; water, and by-products of water, produced, treated, processed, purified or desalinized in conjunction with the manufacture of gas or electricity, instruments and devices for the production, conversion or utilization of energy; energy produced or converted as a by-product or derivative of or convenient adjunct to the manufacture and storage of gas or electricity.

     To purchase, acquire, make, sell, finance, and lease any and all machines, instruments, substances, apparatus and equipment in furtherance of or convenient to the sale of gas or electricity.

     To purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, employ, sell, lend, lease, exchange, transfer or otherwise dispose of, mortgage, pledge, use or otherwise deal in and with bonds and other obligations, shares, or other securities or interests issued by others, whether engaged in similar or differeht business, governmental, or other activities, all as more fully set forth in Section 202 of the Business Corporation Law of New York State.


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     To exercise the aforesaid powers for any and all lawful purposes, and generally to exercise all of the rights and powers conferred by the statutes of the State of New York on corporations incorporated for the purpose of supplying gas or electricity, or both, for light, heat and power, or by any other statutes which are or may hereafter become applicable to such corporations.

     In addition, to have and exercise all powers necessary or convenient to effect any or all of the purposes for which the corporation is formed.

     FOURTH: The aggregate number of shares of capital stock which the Corporation is authorized to issue is one thousand (1,000) par value of one dollar ($1.00) each, all of which shall consist of one class of common stock.

     FIFTH: No holder of any shares of capital stock of the Corporation of any class shall, as such holder, have any preemptive right or be entitled as a matter of right to subscribe for or to purchase any other shares of capital stock of or securities of the Corporation of any class which at any time may be sold or offered for sale by the Corpotation.

     SIXTH: The duration of the Corporation is to be perpetual.

     SEVENTH: The Secretary of State is designated as the agent of the Corporation upon whom process against it may be served and the post office address to which the Secretary of State shall mail a copy of any process against it served upon him is: Long Island Lighting Company, 333 Earle Ovington Blvd., Suite 403, Uniondale, New York 11553, Attention: Secretary.

     EIGHTH: The Board of Directors of the Corporation, none of whom need to be stockholders, shall be fifteen (15) or such number as the Board of Directors of the Corporation shall from time to time determine, but in no event less than three (3).

     NINTH: All of the net earnings and assets of the Corporation shall be distributable only to Long Island Power Authority (the "Authority") and no part of the net earnings or assets of the Corporation shall inure to the benefit of, or be distributable to, the Corporation's directors, officers, or other private persons, except that the Corporation shall be authorized and empowered to pay reasonable compensation for services and goods rendered or provided and to make payments and distributions in furtherance of the public utility related purposes set forth in Article Third hereof.

     TENTH: Upon dissolution of the Corporation, all of its assets remaining for distribution after payment of obligations, or provisions for the same, shall be distributed to the Authority or to such other political subdivision of the State of New York as the Board of Directors of the Corporation shall determine.

     ELEVENTH: The Corporation shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify each person made, or threatened to be made, a party to any action or proceeding, whether civil, criminal, administrative or investigative ("Proceeding") by reason of the fact that such person, such person's testator or intestate, is or was a director or


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officer of the Corporation at any time after May 28, 1998, or a trustee or officer of the Authority or a director or officer of any subsidiary of the Authority at any time, or, while such trustee, director or officer, serves or served, at the request of the Corporation, the Authority or any subsidiary of the Authority, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses (including attorneys' fees, costs and charges) incurred in connection with such threatened or pending Proceeding, or any appeal therein; provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that (i) his or her acts or omission were committed in bad faith or involved intentional misconduct or a knowing violation of the law, (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or (iii) that his or her acts violated Section 719 of the Business Corporation Law of the State of New York, and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending Proceeding unless the Corporation has given its prior consent to such settlement or other disposition.

     The Corporation shall, from time to time, advance or promptly reimburse upon kquest any director, officer or trustee seeking indemnification hereunder the funds necessary for payment of expenses (including attorneys' fees, costs and charges) reasonably incurred in connection with any threatened or pending Proceeding in advance of the final disposition thereof upon receipt of a written undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled.

     Nothing herein shall limit or affect any right of any person otherwise than hereunder to indemnification or to advancement of expenses (including attorneys' fees, costs and charges) under any statute, rule, regulation, certificate of incorporation, by-law, resolution of directors or shareholders, insurance policy, contract or otherwise.

     The Corporation is authorized to enter into agreements with any person, including, without limitation, any of its directors or officers, to reflect or confirm the rights and benefits contained in this Article Eleventh and to extend other additional rights to indemnification and to advancement of expenses to any such person to the fullest extent permitted by applicable law, and to set forth procedures for any such person to obtain advancement of expenses and indemnification, but the existence of any such agreement or the failure to enter into any such agreement shall not adversely affect or limit the rights of any such person pursuant to this Article Eleventh or otherwise.

     If a request to be indemnified or for the advancement of expenses pursuant to this Article Eleventh is not paid in full by the Corporation within thirty
(30) days after a written claim has been received by the Corporation, the person seeking indemnification or advancement of expenses may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the person seeking indemnification or advancement of expenses shall be entitled also to be paid the expenses of prosecuting such claim. In any such judicial proceeding, the Corporation shall have the burden of proving by the


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preponderance of the evidence that the person seeking indemnification or advancement of expenses is not entitled to indemnification or advances hereunder. Neither the failure of the Corporation (including its board of directors, independent legal counsel or shareholders) to have made a determination that the person seeking indemnification or advancement of expenses is entitled to indemnification or advancement of expenses in the circumstances nor an actual determination by the Corporation (including its board of directors, independent legal counsel or shareholders) that the person seeking indemnification or advancement of expenses is not so entitled shall be a defense to an action or create a presumption that the person seeking indemnification or advancement of expenses is not so entitled.

     Nothing in this Article Eleventh shall restrict the power and the authority of the Corporation to indemnify or advance expenses to, make indemnification agreements and arrangements with, or maintain insurance on behalf of, any employee or agent of the Corporation or any person (whether or not a director, officer, trustee, employee or agent of the Corporation) who serves at the request of the Corporation in any capacity with any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     If this Article Eleventh or any part hereof shall be held unenforceable in any respect by a court of competent jurisdiction, it shall be deemed modified to the minimum extent necessary to make it enforceable, and the remainder of this Article Eleventh shall remain fully enforceable.

     This Article Eleventh shall be given retroactive effect and the full benefits hereof shall be available in respect of any alleged or actual occurrences, acts or failures to act prior to the date of the adoption of this Article Eleventh with respect to any trustee or officer of the Authority or any director or officer of any subsidiary of the Authority other than the Corporation. The right to indemnification or advancement of expenses under this Article Eleventh shall be a contract right.

     7. The foregoing restatement of the Certificate of Incorporation of the Corporation was duly authorized by the Board of Directors of the Corporation and by the sole shareholder of the Corporation pursuant to Section 307 of the Business Corporation Law of the State of New York.


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     IN WITNESS WHEREOF, the undersigned have signed and acknowledged this certification this day 29 of May 1993 and affirm the statements contained herein as true under the penalties of perjury.





                                        LONG ISLAND LIGHTING COMPANY




                                        By: /s/ Richard M. Kessel
                                            ---------------------------
                                            Name Richard M. Kessel
                                            Title: Chairman, President
                                            and Chief Executive officer




                                        By: /s/ Stanley B. Klimberg
                                            ---------------------------
                                            Name: Stanley B. Klimberg
                                            Title: Secretary





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